UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Perez, Efren R.
   P.O. Box 14687
   Spokane, Wa  99214
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   July 10, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary) x
4. Issuer Name and Ticker or Trading Symbol
   Key Tronic Corporation
   KTCC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President of Southwest Operations
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |1,145                 |I               |401(k) Plan                                    |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Option (Right to Buy)*  |**       |9/27/2003|Common Stock           |5,084    |9.50      |D            |                           |
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Option (Right to Buy)*  |***      |8/5/2004 |Common Stock           |5,500    |7.25      |D            |                           |
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Option (Right to Buy)*  |****     |7/27/2005|Common Stock           |9,000    |16.25     |D            |                           |
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Option (Right to Buy)*  |*****    |6/18/2006|Common Stock           |10,000   |8.34      |D            |                           |
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Option (Right to Buy)*  |******   |5/21/2007|Common Stock           |10,500   |5.63      |D            |                           |
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
Explanation of Responses:
       * Options granted pursuant to Key Tronic Corporation Executive Stock Option Plan which complies with
Rule
16b-3.
      **50% vests 9/27/94, 50% vests
9/27/95
     ***50% vests 8/5/95, 50% vests 8/5/9
6
    ****50% vests 7/27/96, 50% vests
7/27/97
  *****50% vests 6/18/97, 50% vests
6/18/98
******50% vests 6/21/98, 50% vests
6/21/99
SIGNATURE OF REPORTING PERSON
/S/ Efren R. Perez
DATE
July 16, 1997